Exhibit 99.1

Owl Rock Capital Corporation Announces Upcoming Name and Ticker Change to Blue Owl Capital Corporation

NEW YORK — June 22, 2023 — Owl Rock Capital Corporation (NYSE: ORCC, or the “Company”) today announced that it will soon be changing its name, ticker, and website. The Company’s board of directors has already approved these changes and no shareholder vote is required.

Specifically, the Company is taking the following actions, effective July 6, 2023:

•	changing its name to “Blue Owl Capital Corporation”;

•	updating its ticker symbol with the New York Stock Exchange from “ORCC” to “OBDC”; and

•	changing its website from www.owlrockcapitalcorporation.com to www.blueowlcapitalcorporation.com.

Owl Rock Capital Corporation is managed by an investment adviser that is an indirect affiliate of Blue Owl Capital Inc. (NYSE: OWL) and this name change will not change the day-to-day business of the Company, but rather is part of a broader initiative to have one Blue Owl brand. In addition, the Company’s adviser, Owl Rock Capital Advisors LLC intends to change its name to “Blue Owl Credit Advisors LLC”, effective July 6, 2023. CUSIPs for the equity and unsecured notes of the Company will not change. Additionally, existing CLOs issued by special purpose vehicles of the Company will not be renamed.

ABOUT OWL ROCK CAPITAL CORPORATION

Owl Rock Capital Corporation (the “Company”) is a specialty finance company focused on lending to U.S. middle-market companies. As of March 31, 2023, the Company had investments in 187 portfolio companies with an aggregate fair value of $13.2 billion. The Company has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. The Company is externally managed by Owl Rock Capital Advisors LLC, an SEC-registered investment adviser that is an indirect affiliate of Blue Owl Capital Inc. (“Blue Owl”) (NYSE: OWL) and part of Owl Rock, a division of Blue Owl. Owl Rock, together with its subsidiaries, is a New York-based direct lending platform with approximately $71.6 billion of assets under management as of March 31, 2023.

Certain information contained herein may constitute “forward-looking statements” that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about the Company, its current and prospective portfolio investments, its industry, its beliefs and opinions, and its assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors identified in the Company’s filings with the SEC. Investors should not place undue reliance on these forward-looking statements, which apply only as of the date on which the Company makes them. The Company does not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law.

INVESTOR CONTACTS

Investor Contact:

Dana Sclafani

212-419-3000

owlrockir@blueowl.com

Media Contact:

Prosek Partners

Josh Clarkson

pro-blueowl@prosek.com